EXHIBIT 5.1

DAVIDOFF HUTCHER & CITRON LLP

605 Third Avenue, 34th Floor

New York, New York 10158

October 13, 2022

Cosmos Holdings Inc.

141 West Jackson Blvd, Suite 4236

Chicago, Illinois 60604

Re:	Registration Statement on Form S-1 (No. 333‑267505)

Ladies and Gentlemen:

We have acted as counsel for Cosmos Holdings Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the sale of up to 115,384,614 shares of its common stock, par value $0.001 per share (the "Common Stock"), consisting of 38,461,538 shares of Common Stock and/or 38,461,538 shares of Common Stock issuable upon the exercise and payment of Pre‑Funded Warrants and 76,923,077 shares of Common Stock issuable upon the issuance and payment of Common Stock Purchase Warrants (collectively, the "Warrants"). The Common Stock and Warrants are being offered and sold pursuant to this registration statement pursuant to Rule 415 under the Securities Act in connection with the prospectus forming a part of a Registration Statement on Form S-1 under the Securities Act (No. 333-267505), originally filed with the Securities and Exchange Commission on September 19, 2022 by the Company (such registration statement as amended and supplemented), the "Registration Statement" and the prospectus contained therein (the "Prospectus") and a Securities Purchase Agreement, the form of which has been filed as Exhibit 4.6 to the Registration Statement. The Common Stock and Warrants are being sold by the Company.

In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto will have become effective and the Common Stock will be sold in the manner described in the Registration Statement and the Prospectus relating thereto.

In connection with the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessa1y for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also reviewed such questions of law as we have deemed necessa1y or appropriate.

October 13, 2022

As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

The Common Stock to be issued and sold by the Company has been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

2.

The Pre-Funded Warrants to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will constitute valid and binding obligations of and enforceable against the Company in accordance with their terms under the laws of the jurisdiction governing the Warrants.

3.

The Pre-Funded Warrant Shares to be issued by the Company upon exercise of the Pre-Funded Warrants have been duly validly authorized and reserved for issuance and, when issued in accordance with the terms of the Pre-Funded Warrants and the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

4.

The Common Warrants to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will constitute valid and binding obligations of and enforceable against the Company, in accordance with their terms under the laws of the jurisdiction governing the Warrants.

5.

The Common Warrant Shares to be issued by the Company upon exercise of the Common Warrants have been duly validly authorized and reserved for issuance and, when issued in accordance with the terms of the Common Warrants and the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited in all respects to the facts as they currently exist and the General Corporation Law of the State of Nevada (including the applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting these laws) the New York Business Corporation Law and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

We hereby consent to the statements with respect to us under the heading "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Sincerely,

/s/: Davidoff Hutcher & Citron LLP
Davidoff Hutcher & Citron LLP

cc: Cosmos Holdings Inc.